EXHIBIT 5.1






                                           April 1, 1997



NFO Research, Inc.
2 Pickwick Plaza
Suite 400
Greenwich, Connecticut  06830-5530

                               NFO Research, Inc.
                       Registration Statement on Form S-3
                       ----------------------------------


Ladies and Gentlemen:

            In connection with the above-referenced Registration Statement on Form S-3 (the "Registration Statement") filed by NFO Research, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated thereunder (the "Rules"), we have been requested to render our opinion as to the legality of the shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company to be registered thereunder. The Common Stock is being registered for offering and sale from time to time pursuant to Rule 415 under the Act, and may be offered and sold to immediate family members of certain participants in the NFO Research, Inc. Stock Option Plan, as amended (the "Plan").

            In connection with this opinion, we have examined (i) an original, photocopy or conformed copy of the Registration Statement (including the exhibits thereto), (ii) an original, photocopy or conformed copy of the Plan,
(iii) the Restated Certificate of Incorporation and Amended and Restated By-laws of the Company, each as amended to date, and (iv) records of certain of the Company's corporate proceedings relating, among other things, to the proposed issuance and sale of the Common Stock. In addition, we have made such other examinations of law and fact as we have considered necessary in order to form a basis for the opinion hereinafter expressed. In our examination of documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic, reproduced or conformed copies, the authenticity of all such latter documents and the legal capacity of all individuals who have executed any of the documents. As to certain matters of fact, we have relied on representations, statements or certificates of officers of the Company.




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            Based on the foregoing, we are of the opinion that the Common Stock have been duly authorized, and when issued and delivered by the Company and paid for as contemplated by the Registration Statement, the Common Stock will be validly issued, fully paid and non-assessable.

            The foregoing opinion is limited to the federal laws of the United States and the General Corporation Law of the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders thereunder, which are currently in effect. Please be advised that no member of this firm is admitted to practice law in the State of Delaware.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required by the Act or the Rules.


                                    Very truly yours,

                        /s/ Paul, Weiss, Rifkind, Wharton & Garrison

                        PAUL, WEISS, RIFKIND, WHARTON & GARRISON